Exhibit 99.2

Terms and Conditions of Incentive Options

Piedmont Lithium Limited (Company) grants the Incentive Options to the holder effective from their commencement of employment with the Company on the following terms and conditions:

1.	Entitlement

Each Incentive Option (together the Incentive Options) entitles the holder to subscribe for one ordinary share (Share) in the Company upon exercise.

2.	Exercise Price, Vesting Date and Expiry Date

The Exercise Price, Vesting Date, and Expiry Date of each Incentive Option is referred to in the below table.

Incentive Option Class	Number	Exercise Price	Vesting Date	Expiry Date
Class [●]	[●]	A$[●]	[●]	[●]
Class [●]	[●]	A$[●]	[●]	[●]
Class [●]	[●]	A$[●]	[●]	[●]

3.	Ceasing to be an Employee or Contractor

The Incentive Options will immediately lapse on that date which is the earlier of:

(a)	the Expiry Date referred to in the above table; or

(b)
in respect of the Incentive Options that have not already vested by the Vesting Date referred to in the above table, the date the Employee, Consultant or Director ceases to be an Employee, Consultant or Director of the Company or its subsidiaries because of:

(i)	retirement (excluding retirement by rotation as a Director at a meeting of Shareholders where re-elected);

(ii)	removal or termination (other than in the circumstances in item 3(c) below);

(iii)	voluntary cessation;

(iv)	by mutual agreement (unless the Board resolves otherwise); or

(c)
in respect of the Incentive Options whether vested or unvested as outlined above, the date the Employee, Consultant or Director ceases to be engaged as an employee, consultant and/or a Director of the Company or Company or its subsidiaries because of dismissal by the Company:

(i)	if the holder is an employee, the date the holder is dismissed from employment with the Company for negligence, incompetence or misconduct;

(ii)	if the holder is a consultant, the date the holder’s appointment is terminated for negligence, incompetence or misconduct;

(A)	if the holder is a Director the date the holder is

(B)	disqualified from holding the office of director; or

(C)
convicted of any criminal offence (other than an offence under any road traffic legislation Australia or elsewhere for which a fine or non-custodial penalty is imposed) which in the reasonable opinion of the Board brings the holder or the Company into disrepute, and thereafter no party shall have any claim against any other party arising under or in respect of the Incentive Options.

4.	Change in Control

The Incentive Options will immediately vest if a Change in Control Event occurs in respect of the Shares and/or assets of the Company. For the purposes of this item 4, a “Change in Control Event” means:

(a)
an “Asset Sale” which means the announcement by the Company that a sale or transfer (in one transaction or a series of related transactions) of the whole or substantially the whole of the undertaking and business of the Company has been completed, provided that the Company has received all necessary approvals in relation to the Asset Sale (including for the purposes of section 200E of the Corporations Act 2001); or

(b)	a “Share Sale” which means:

(i)
the occurrence of the offeror under a takeover offer in respect of all Shares announcing that it has achieved acceptances in respect of 50.1% or more of the Shares and that takeover bid has become unconditional (except any condition in relation to the cancellation or exercise of the Incentive Options); or

(ii)
the announcement by the Company that shareholders of the Company have, at a Court convened meeting of shareholders, voted in favour, by the necessary majority, of a proposed scheme of arrangement under which all Shares are to be either cancelled or transferred to a third party, and the Court, by order, approves the proposed scheme of arrangement;

provided that:

(c)
in the event of an Asset Sale, the total amount of consideration received by the Company is at least equivalent to A$[●] per Share on issue at the time of completion (as adjusted to take into account any pro rata issue of securities, bonus issue of securities, or reconstruction of issued capital, including consolidation, sub-division, reduction or return taking place after the grant or issue of Incentive Options); and

(d)
in the event of a Share Sale, the price paid per Share acquired must be at least A$[●] (as adjusted to take into account any pro rata issue of securities, bonus issue of securities, or reconstruction of issued capital, including consolidation, sub-division, reduction or return taking place after the grant or issue of Incentive Options).

5.	Exercise Period

The Incentive Options are exercisable at any time after the Vesting Date in item 2 above and on or prior to the Expiry Date.

6.	Notice of Exercise

(a)	The Incentive Options may be exercised by notice in writing to the Company and payment of the Exercise Price for each Incentive Option being exercised.

(b)	Any notice of exercise of an Incentive Option received by the Company (Notice of Exercise) will be deemed to be a notice of the exercise of that Incentive Option as at the date of receipt.

(c)
The Incentive Options must be exercised in minimum parcels of 50,000 Incentive Options, but the Board may, in its absolute discretion, accept a Notice of Exercise that does not comply with this item 6(c).

7.	Shares issued on exercise

Shares issued on exercise of the Incentive Options rank equally with the then Shares of the Company.

8.	Quotation of Shares on exercise

Application will be made by the Company to ASX for official quotation of the Shares issued upon the exercise of the Incentive Options.

9.	Timing of issue of Shares and quotation of Shares on exercise

Within 15 Business Days after the later of the following:

(a)	receipt of a Notice of Exercise given in accordance with these terms and conditions and payment of the Exercise Price for each Option being exercised; and

(b)	the earlier to occur of:

(i)
when excluded information in respect to the Company (as defined in section 708A(7) of the Corporations Act) (if any) ceases to be excluded information.  If there is no such information the relevant date will be the date of receipt of a Notice of Exercise as set out in item 9(a) above; or

(ii)	the holder elects that the Shares to be issued pursuant to the exercise of the Options will be subject to a holding lock for a period of 12 months in accordance with item 10 below,

the Company will:

(c)	allot and issue the Shares pursuant to the exercise of the Options;

(d)
in the circumstances where item 9(b)(i) applies, give ASX a notice that complies with section 708A(5)(e) of the Corporations Act or lodge a prospectus with ASIC that qualifies the Shares issued upon exercise of the Options for resale under section 708A(11) of the Corporations Act;

(e)	in the circumstances where item 9(b)(ii) applies, apply a holding lock in accordance with item 10 in respect of the Shares issued upon exercise of the Options; and

(f)	apply for official quotation on ASX of Shares issued pursuant to the exercise of the Options.

10.	Holding lock

(a)	The holder may make an election as set out in item 9(b)(ii) at any time following delivery of a Notice of Exercise and payment of the Exercise Price for each Option being exercised.

(b)	If the holder makes an election pursuant to item 9(b)(ii), then:

(i)	the Company will apply a holding lock on the Shares to be issued;

(ii)	the Company shall release the holding lock on the Shares on the earlier to occur of:

A.	the date that is 12 months from the date of issue of the Shares; or

B.	the date the Company issues a disclosure document that qualifies the Shares for trading in accordance with section 708A(11) of the Corporations Act; or

C.	the date a transfer of the Shares occurs pursuant to item 10(b)(iii); and

(iii)	the Shares shall be transferable by the holder and the holding lock will be lifted provided that:

A.	the offer of the Shares for sale does not require disclosure under section 707(3) of the Corporations Act;

B.	the transferee warrants for the benefit of the holder and the Company that they are an exempt investor pursuant to one of the exemptions in section 708 of the Corporations Act; and

C.	the transferee of the Shares agrees to the holding lock applying to the Shares following their transfer for the balance of the period in item 10(b)(ii).

11.	Participation in new issues

There are no participation rights or entitlements inherent in the Incentive Options and holders will not be entitled to participate in new issues of capital offered to Shareholders during the currency of the Incentive Options.

However, the Company will ensure that for the purposes of determining entitlements to any such issue, the record date will be at least ten business days after the issue is announced.  This will give the holders of Incentive Options the opportunity to exercise their Incentive Options prior to the date for determining entitlements to participate in any such issue.

12.	Adjustment for bonus issues of Shares

If the Company makes a bonus issue of Shares or other securities to existing Shareholders (other than an issue in lieu or in satisfaction, of dividends or by way of dividend reinvestment):

(a)
the number of Shares which must be issued on the exercise of an Incentive Option will be increased by the number of Shares which the Incentive Optionholder would have received if the holder of Incentive Options had exercised the Incentive Option before the record date for the bonus issue; and

(b)	no change will be made to the Exercise Price.

13.	Adjustment for rights issue

If the Company makes an issue of Shares pro rata to existing Shareholders there will be no adjustment of the Exercise Price of an Incentive Option.

14.	Adjustments for reorganisation

If there is any reconstruction of the issued share capital of the Company, the rights of the holders of Incentive Options may be varied to comply with the ASX Listing Rules which apply to the reconstruction at the time of the reconstruction.

15.	Adjustment for compliance with ASX Listing Rules

The terms of the Incentive Options may be amended from time to time by the issue of a notice from the Company to the holder setting out the details of such amended terms.  Any such amendment may only be made by the Company solely to the extent that it is necessary for the Company to comply with the ASX Listing Rules.

16.	Quotation of Incentive Options

No application for quotation of the Incentive Options will be made by the Company.

17.	Incentive Options Transferable

The Incentive Options are transferable provided that the transfer of Incentive Options complies with section 707(3) of the Corporations Act.

18.	Lodgement Instructions

Cheques shall be in Australian currency made payable to the Company and crossed “Not Negotiable”. The application for shares on exercise of the Incentive Options with the appropriate remittance should be lodged at the Company’s Registry.